EXHIBIT 3

VOTING AGREEMENT

AGREEMENT, dated as of September 20, 2010 between Canon Investment Holdings Limited, a company organized under the laws of Hong Kong (“Buyer”), and the shareholders listed on the signature pages thereto (each a “Shareholder” and, collectively, “Shareholders”).

WHEREAS, each Shareholder owns the number of shares of common stock without par value, of the Company (“Common Stock”) set forth opposite such Shareholder’s name on Schedule A hereto (together with any shares of Common Stock that such Shareholder acquires after the date hereof, including upon exercise or conversion of any options, warrants, rights or other securities convertible into or exercisable for shares of Common Stock, the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer and Altair Nanotechnologies, Inc., a company organized under the laws of Canada (the “Company”) are entering into a Share Subscription Agreement (the “Share Subscription Agreement”) for the sale and issuance by the Company, and the subscription by Buyer, of certain shares of Common Stock;

WHEREAS, as an inducement to Buyer entering into the Share Subscription Agreement and incurring the obligations thereunder, Buyer has requested that the Shareholders, and the Shareholders have agreed to, enter into this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Grant of Proxy; Voting Agreement

Section 1.01 .  Voting Agreement.  Each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at the time of any vote to approve the Common Stock Issuance to the Buyer at any meeting of the shareholders of the Company, and at any adjournment thereof, at which the Common Stock Issuance or any related agreements (or any amended version thereof) or actions are submitted for the consideration and vote of the shareholders of the Company.  Each Shareholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate actions the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Share Subscription Agreement, or (iv) other matters relating to, or in connection with, any of the foregoing matters.

Section 1.02 .  Irrevocable Proxy.  Each Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, each Shareholder hereby grants a proxy appointing Buyer as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to the Shares.  The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Buyer entering into this Agreement and the Share Subscription Agreement and incurring certain related fees and expenses.  The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
Representations and Warranties of Shareholders

Each Shareholder represents and warrants to Buyer that:

Section 2.01   Authority and Power.  This Agreement constitutes a valid and binding Agreement of such Shareholder. If such Shareholder is married and the Shares constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse.  If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02   Non-Contravention.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03 .  Ownership of Shares.  Such Shareholder is the record and beneficial owner of the Shares, free and clear of any Lien and any limitation or restriction on the right to vote the Shares.  None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or the disposition of such Shares.

Section 2.04 .  Total Shares.  Except for the Shares and the options set forth on Schedule A hereto, such Shareholder does not beneficially own or have the right to vote any (i) shares of capital stock or voting securities of the Company (including securities entitling such Shareholder to vote at the Company Shareholder Meeting), (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company (including securities entitling such Shareholder to vote at the Company Shareholder Meeting) or (iii) options or other rights to acquire from the Company any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (including any securities entitling such Shareholder to vote at the Company Shareholder Meeting).

Section 2.05 .  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

ARTICLE 3
Representations and Warranties of Buyer

Buyer represents and warrants to each Shareholder that:

Section 3.01 .  Corporation Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of Buyer.

ARTICLE 4
Covenants of Shareholders

Each Shareholder hereby covenants and agrees that:

Section 4.01 .  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxy or power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, pledge, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition of, any Shares during the term of this Agreement (except with respect to acquisition of shares of Common Stock pursuant to exercise of outstanding options identified on Schedule A hereto). Such Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, pledge, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Buyer promptly, and to provide all details requested by Buyer, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

ARTICLE 5
Miscellaneous

Section 5.01 .  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02 .  Further Assurances.  Each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to effect the purpose and terms of this Agreement.  Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to, and shall not, create any obligation on the party of any Shareholder to perform, or not perform, any action in such Shareholder’s capacity as an officer or director of the Company.

Section 5.03 .  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.04    Termination.  This Agreement shall terminate upon the (a) earlier of the (i) termination of the Share Subscription Agreement in accordance with its terms, or (ii) the Closing under the Share Subscription Agreement, or (b) at any time upon written notice by Buyer to a Shareholder.  No party hereto shall be relieved from any liability for breach of this Agreement by reason of any such termination.

Section 5.05 .  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.06 .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations, in whole or from time to time, in part, to one or more of its Affiliates at any time.

Section 5.07 .  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 5.08 .  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 5.09 . WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10 . Counterparts; Delivery; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any signed counterpart may be delivered by facsimile or other form of electronic transmission with the same legal force and effect, for all purposes, as delivery of an originally signed agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.12 .  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

Section 5.13   Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Share Subscription Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CANON INVESTMENT HOLDINGS LIMITED

By:	/s/ Yincang Wei
	Name:	Yincang Wei
	Title:	Chairman

Terry M. Copeland

By:	/s/ Terry M. Copeland

John C. Fallini

By:	/s/ John C. Fallini

Bruce J. Sabacky

By:	/s/ Bruce J. Sabacky

Stephen A. Balogh

By:	/s/ Stephen A. Balogh

Daniel Voelker

By:	/s/ Daniel Voelker

C. Robert Pedraza

By:	/s/ C. Robert Pedraza

Tom Kieffer

By:	/s/ Tom Kieffer

Jon N. Bengston

By:	/s/ Jon N. Bengston

George E. Hartman

By:	/s/ George E. Hartman

Pierre Lortie

By:	/s/ Pierre Lortie

Robert G. van Schoonenberg

By:	/s/ Robert G. van Schoonenberg

Hossein Asrar Haghighi

By:	/s/ Hossein Asrar Haghighi

Alexander Lee

By:	/s/ Alexander Lee

Schedule A

Name	Number of shares	Number of shares underlying outstanding options
Terry M. Copeland	9,387	1,025,000
John C. Fallini	7,000	360,000
Bruce J. Sabacky	13,116	437,074
Stephen A. Balogh	41,805	404,463
Daniel Voelker	0	410,000
C. Robert Pedraza	9,446	435,017
Tom Kieffer	0	70,000
Jon N. Bengston	230,099	0
George E. Hartman	231,399	75,000
Pierre Lortie	209,658	36,667
Robert G. van Schoonenberg	220,358	0
Hossein Asrar Haghighi	0	0
Alexander Lee	0	0